Strategic Environmental & Energy Resources, Inc. 8-K

Exhibit 99.1

Strategic Environmental & Energy Resources Reports
Third Quarter 2017 Financial Results

Completed Sale of Tactical Cleaning Company Strengthens SEER’s Financial Position
to Accelerate Growth of High-Margin Technology Divisions

GOLDEN, CO - November 13, 2017 – Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), a provider of environmental technologies, renewable fuels and industrial waste stream management services, reported financial results for its third quarter ended September 30, 2017.

As previously announced, as part of SEER’s strategic shift to a dedicated environmental technology company, SEER completed the sale of its railcar cleaning division, Tactical Cleaning Company, on July 31, 2017. Under the requirements of GAAP, the operations of the railcar cleaning division are included as assets and liabilities held for sale in the consolidated balance sheets at September 30, 2016, and as discontinued operations in the consolidated statements of operations for the three months and nine months ended September 30, 2017 and 2016. The following highlights our financial results from continuing operations for Q3 2017 and 2016.

Third Quarter 2017 Financial Highlights

•	Total revenue in Q3 2017 decreased 19% to $1.6 million versus $2.0 million in Q3 2016
•	Q3 2017 revenues were $0.4 million in Industrial Cleaning (REGS), $0.7 million in Environmental Technology Solutions (MV/SEM) and $0.5 million in Solid Waste (Paragon Waste Solutions)
•	Gross profit margins in Q3 2017 were 10.7% versus 4.0% in Q3 2016
•	GAAP net income attributable to SEER was $1.5 million in Q3 2017 versus a net loss of $0.8 million in Q3 2016. Net loss from continuing operations was $1.4 million in Q3 2017 versus $0.9 million in Q3 2016
•	Q3 2017 adjusted EBITDA loss (non-GAAP) was $0.7 million compared to a loss of $0.6 million in Q3 2016
1

Third Quarter 2017 Operational Highlights by Division

  Environmental Technology Solutions (MV & SEM)

Financial

    Environmental Solutions Q3 2017 revenue decreased 59% to $0.7 million compared to $1.7 million in Q3 2016
    Environmental Solutions Q3 2017 gross profits decreased 59% to $0.2 million compared to $0.4 million in Q3 2016

Operational

    MV’s family of hydrogen sulfide removal systems used in a wide range of industries, including food and beverage, landfill, oil and gas, wastewater treatment, and now more than 30 anaerobic digester systems across the continental U.S. and with our reach now extending to Hawaii and Canada.
    Began targeting replacement media sales to the large existing base of non-MV systems through its exclusive distributor Axens North America, which is expected to minimize the impact of periodic lulls in new system orders.
    One of 12 selected in the nation to present V3RU Technology to a panel of oil and gas industry leaders and investors, at the CCIA Oil & Gas Cleantech Challenge on Thursday, September 7, 2017 in Denver, Colorado.
    Appointed biogas industry veteran David Millan, President of Novo Environmental as MV’s exclusive representative for the Southern California region.
  Paragon Waste Solutions - CoronaLux™
    Granted air quality permit for CoronaLux™ Waste Destruction System by the Orange County Environmental Protection Division in Orlando, Florida.
    In active negotiations with medical waste partners to set up a facility in North Carolina, as well as a potential facility in the Midwest.
    Participated on August 9, 2017, as an attendee at a Paramount, California community hearing regarding environmental impact data in conjunction with South Coast Air Quality Management District, subsequent to a public notice dated March 22, 2017. The permitting process with SCAQMD has experienced delays unrelated to Paragon but a full permit is expected in the immediate term.
2

    Entered into an LOI to commence operations at a large existing medical waste incineration facility in Texas with experienced medical waste partners; one contributing an existing medical waste stream and another committing to contribute up to $6 million to the new venture. The new venture would initially purchase three existing large CoronaLux systems from Paragon and a total of 24 large systems over five years. Depending on final capital invested at close, Paragon will own approximately 37.5% of the new company and will provide the medical waste destruction systems and ongoing managerial services for compensation. The agreement is currently in the review process with all parties and the company anticipates finalizing agreements in the fourth quarter of 2017 and commencing operations in the first quarter of 2018.
  REGS/Tactical (Services)
    Completed sale of railcar cleaning division, Tactical Cleaning Company, LLC for gross proceeds of $2.4 million at the close with $1.1 million in guaranteed future payments and an additional $1.5 million in performance bonus awards.
    Secured several large, long-term projects in Colorado, Wisconsin, Pennsylvania and Ohio, with a new total revenue opportunity of over $2.7M.
    Commencement of initial projects with a major U.S. based brewery.
    Partnered with Biochar Now, (“BCN”) a leading engineer and manufacturer of high-quality biochar. Received exclusive rights to perform all fabrication, manufacturing and environmental/remediation services on reclamation or enhancement projects.
    Received a new Master Services Agreement from one of the largest refiners in the nation.

      Pipeline service work has increased and new services are being performed with this customer.
      In Q3 2017 REGS successfully completed its first tank cleaning project for this customer with several new projects scheduled to commence in Texas.
    Awarded new projects in Oklahoma with one of the largest paper companies in the nation.

Management Commentary

“As we finish up 2017, we are seeing continued operational execution across all divisions, which positions SEER for a strong 2018,” said SEER’s CEO, John Combs.

3

“Due to the nature of our progress billings, our Environmental Solutions division had a slow quarter, with revenues of $0.7 million. We plan to focus on reinvigorating growth in this important segment of our environmental technology solutions arm. Moving forward, we expect our growing foundation of profitable replacement media sales to help minimize the impact of periodic lulls in new system orders, particularly as we target media sales to the large existing base of non-MV systems. We expect to see notable progress on this front over the next several months.

“Progress has been made on the V3RU front and we anticipate fourth quarter improvement in this vertical, as our patented fugitive emission capture technology, the V3RU™ and the V3RU Plus™, continue to gain interest in what we believe is an extremely large potential market segment. As discussed previously, we are targeting the Canadian market with our new partner, Innovative Energy Technologies and our Canadian oil and gas executive partners. Our collective efforts will be focused on expanding the fugitive emission capture technologies in major oil and gas fields located in Western Canada, particularly the Lloydminster area, where these programs are currently well developed and financially lucrative. Our expansion efforts will be deployed in two phases. Phase I will be to deploy its V3RU systems and Phase II will be to introduce the V3RU Plus system that not only captures emissions, but also produces natural gas liquids for resale or beneficial use in oil field operations. We are confident that this market represents a near-term lucrative opportunity for the Company and our new Canadian partners,” continued Combs.

“REGS continues to make good progress after expending capital to retool their division after the sale of rail operations. We’ve signed several large agreements and are seeing steady increases in the size of contracts. We anticipate the REGS segment will trend strongly upwards both in revenue and earnings terms during the fourth quarter and into 2018, as the oil and gas sector continues to strengthen.

“Already in the fourth quarter, we expanded the REGS market opportunity with our recently announced partnership with Biochar Now, a leading engineer and manufacturer of high-quality biochar. REGS has received exclusive rights to perform all fabrication, manufacturing and environmental/remediation services required by BCN on all its water and soil clean-up projects. In addition, REGS received an exclusive license related to water reclamation and clean up in and around the mining industry; a market REGS has serviced in the past. This license will be granted to a joint venture owned 90% by SEER and 10% by BCN. We hope to initiate some large scale and long-term clean-up projects in the next quarter or two. This new partnership is part of SEER’s ongoing effort to leverage REGS’ 25 years of environmental service experience and diversify its business model into new mature and lucrative verticals. The addressable market for biochar is significant and growing rapidly and fits perfectly into SEER’s business portfolio objectives and presents an exciting and imminent revenue growth opportunity for SEER. Joint marketing opportunities between MV and BCN in the landfill market have already begun, including discussions with two large municipal solid waste operators, one of which is a large landfill operator in Florida where MV has one of its largest LFG systems. In addition to these promising landfill opportunities, we have a potential pipeline of projects on the East Coast and in South Florida through our relationship with Biochar Now with some of the nation’s largest industrial and chemical companies where REGS could provide service work and project management, in addition to manufacturing the kilns that would be required to fulfill increased product demand. We look forward to announcing these projects in the months to come.

4

“As discussed previously, we recently sold our railcar cleaning division, Tactical Cleaning Company, for up to $5 million in total consideration. In addition, the contract granted to the Company’s industrial services division, REGS, an exclusive, five-year right-of-first-refusal to perform any and all of the buyer’s mobile railcar cleaning services throughout the United States, which we see as an attractive upside for the Company in years to come. The new cash has enhanced SEER’s financial condition and provided the working capital to accelerate growth of our high-margin technology divisions. We anticipate selling, general and administrative (SG&A) expenses to be reduced into the range of $2.3 million to $2.4 million for the second half of 2017. The full benefits of the SG&A reductions should be realized in 2018 with expected annualized savings in the range of $0.5 million to $0.7 million.

“Now that the Tactical sale has been finalized, our strategy is to focus on and accelerate our near-term expansion goals for the technology divisions. Specifically, we plan to ramp Paragon’s medical waste destruction technology and focus on increasing MV’s market share in the landfill gas sector. We anticipate that these opportunities will enable us to expeditiously achieve our goals and ultimately increase shareholder value,” concluded Combs.

Third Quarter 2017 Financial Results

Total revenue in the third quarter of 2017 decreased 19% to $1.6 million compared to $2.0 million in the same year-ago quarter. This decrease is primarily driven by a decrease of approximately $1.0 million in environmental solutions revenue.

Industrial Cleaning revenue in the third quarter of 2017 totaled $0.4 million versus $0.2 million in the same year-ago quarter. The increase in industrial cleaning revenue is due an uptick in industrial cleaning services as compared to the loss of significant customers that occurred during Q2 and Q3 2016.

Environmental Solutions revenue in the third quarter of 2017 decreased 59% to $0.7 million versus $1.7 million in the same year-ago quarter. The decrease in environmental solutions revenue is due to a decline in revenue from long-term contracts.

5

Solid Waste (PWS) revenue in the third quarter of 2017 totaled $0.5 million versus $41,900 in the same year-ago quarter. The increase in solid waste revenue is due to a settlement agreement reached with one customer which required the recognition of remaining deferred revenue related to the license agreement, as well as a customer deposit totaling $0.3 million.

Gross margins in the third quarter of 2017 increased to 10.7% from 4.0% in the same year-ago quarter. The increase in gross margin is largely attributable to an increase in new purchase orders in the high margin services division.

Total operating expenses for the third quarter of 2017 remained flat at $2.7 million compared to the same year-ago quarter. Although there was no overall change in operating costs between the quarters, the changes within the quarter ended September 30, 2017 were primarily the result of a 1) a 59% decrease in environmental solutions revenue resulting in a 62% decrease in environmental solutions costs totaling approximately $0.8 million, 2) a 146% increase in industrial cleaning revenue resulting in a 17% increase in industrial cleaning costs totaling approximately $82,600, 3) a 981% increase in solid waste revenue resulting in a 333% increase in solid waste costs totaling approximately $0.3 million, 4) an approximately $0.4 million increase in general and administrative expenses primarily driven by an increase in business insurance $35,000, professional services $0.1 million, cost of issuing warrants $30,000 and the cost of issuing common shares for settlement of a license agreement $0.2 million and 5) an approximately $89,000 increase in salaries and related expenses primarily driven by an increase in stock based compensation $30,000 and engineering salaries not allocated to a specific environmental solutions job due to decrease in revenue for the quarter.

Net income attributable to SEER was $1.5 million or $0.03 per diluted share for the quarter ended September 30, 2017, compared to a net loss attributable to SEER of $0.8 million or ($0.02) per diluted share for the quarter ended September 30, 2016. The net income for the quarter was largely driven by net income from discontinued operations of $0.2 million and a gain on the sale of rail operations of $2.7 million, coupled with the overall decrease in revenue and slight decrease in operating expenses. Net loss from continuing operations was $1.4 million or ($0.02) per diluted share in Q3 2017 versus $0.9 million or ($0.02) per diluted share in Q3 2016.

Adjusted EBITDA loss in the third quarter of 2017 totaled $0.7 million, compared to a loss of $0.6 in the same year-ago quarter.

Cash at September 30, 2017, totaled $0.1 million compared to $0.3 million at June 30, 2017.

6

Further details about the company’s results in the third quarter of 2017 are available in its Quarterly Report Form 10-Q, accessible in the investor relations section of the company’s website at www.seer-corp.com.

Conference Call

Strategic Environmental & Energy Resources CFO Heidi Anderson and COO Richard Robertson will host the conference call, followed by a question and answer period.

Date:	Monday, November 13, 2017
Time:	4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number:	1-877-852-6576
International dial-in number:	1-719-325-4758
Conference ID:	8418169

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=126905 and via the investor relations section of the company’s website at www.seer-corp.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through January 13, 2018.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	8418169

Third Quarter 2017 Financial Summary Tables

The following financial information should be read in conjunction with the unaudited financial statements and accompanying notes filed by the company with the Securities and Exchange Commission on November 13, 2017 in its Quarterly Report on Form 10-Q for the period ended September 30, 2017, and which can be viewed at www.sec.gov and in the investor relations section of the company’s website at www.seer-corp.com.

7

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Modified EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended		Nine Months Ended
	9/30/2017	9/30/2016	9/30/2017	9/30/2016
Net loss from continuing operations	(1,378,000)	(931,000)	(3,612,900)	(2,093,100)
Non-controlling interest	23,900	83,600	115,100	223,100
Net loss applicable to SEER	(1,354,100)	(847,400)	(3,497,800)	(1,870,000)

Interest	256,000	55,700	1,212,500	255,200
Depreciation and Amortization	186,700	180,800	595,300	570,900

EBITDA, including non-controlling interest	(911,400)	(610,900)	(1,690,000)	(1,043,900)

Stock based compensation (option comp, warrant comp, stock issued for services and settlements, warrant extensions)	259,500	41,400	382,900	84,000

Modified EBITDA, including non-controlling interest	(651,900)	(569,500)	(1,307,100)	(959,900)

EBITDA, excluding non-controlling interest	(935,300)	(694,500)	(1,805,100)	(1,267,000)

Modified EBITDA, excluding non-controlling interest	(675,800)	(653,100)	(1,422,200)	(1,183,000)

8

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has three wholly-owned operating subsidiaries: REGS, LLC; MV Technologies, LLC and SEER Environmental Materials, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and ReaCH4biogas (“Reach”). For more information about the Company visit: www.seer-corp.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates,” and other terms with similar meaning. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding future performance or fiscal projections, the cost effectiveness, impact and ability of the Company’s products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Investor Relations

MZ Group

Chris Tyson

Managing Director – MZ North America

Direct: 949-491-8235

chris.tyson@mzgroup.us

www.mzgroup.us

9

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016
ASSETS	Unaudited	*
Current assets:
Cash	$149,500	$233,200
Accounts receivable, net of allowance for doubtful accounts
of $235,500 and $235,500, respectively	933,800	1,188,100
Notes receivable, net	453,800	—
Costs and estimated earnings in excess billings on uncompleted contracts	—	13,600
Assets held for sale	—	1,024,600
Prepaid expenses and other current assets	406,300	518,500
Total current assets	1,943,400	2,978,000
Property and equipment, net	2,222,800	2,805,100
Intangible assets, net	644,000	738,000
Notes receivable, net of current portion	807,700	—
Other assets	60,000	16,400
TOTAL ASSETS	$5,677,900	$6,537,500

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,425,300	$1,643,500
Accrued liabilities	1,243,800	1,381,000
Billings in excess of costs and estimated earnings on uncompleted contracts	600,100	1,090,800
Deferred revenue	134,800	188,300
Payroll taxes payable	992,000	993,300
Customer deposits	—	330,000
Liabilities held for sale	—	603,100
Current portion of notes payable and capital lease obligations	425,000	571,800
Notes payable - related parties, including accrued interest	11,800	11,800
Total current liabilities	4,832,800	6,813,600
Deferred revenue, non-current	146,800	283,600
Notes payable and capital lease obligations, net of current portion	1,715,200	1,751,500
Total liabilities	6,694,800	8,848,700

Commitments and contingencies
Stockholders’ Equity):
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued Common stock; $.001 par value; 70,000,000 shares authorized; 56,338,575 and 54,525,079 shares issued and outstanding 2017 and 2016, respectively	56,100	54,500
Common stock subscribed	25,000	25,000
Additional paid-in capital	20,616,500	19,077,600
Stock subscription receivable	(25,000)	(25,000)
Accumulated deficit	(19,404,700)	(19,273,500)
Total stockholders’ equity	1,267,900	(141,400)
Non-controlling interest	(2,284,800)	(2,169,800)
Total equity	(1,016,900)	(2,311,200)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,677,900	$6,537,500

10

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Revenue:	2017	2016	2017	2016
Products	$717,300	$1,749,100	$4,268,800	$3,454,500
Services	413,000	167,600	1,803,000	2,423,800
Licensing	453,100	41,900	596,900	170,000
Total revenue	1,583,400	1,958,600	6,668,700	6,048,300

Operating expenses:
Products costs	506,700	1,322,800	2,912,800	2,388,300
Services costs	561,100	478,500	2,069,600	2,109,800
Solid waste costs	345,500	79,800	455,800	245,400
General and administrative expenses	783,800	413,100	2,077,500	1,381,200
Salaries and related expenses	548,300	459,300	1,587,500	1,709,600
Total operating expenses	2,745,400	2,753,500	9,103,200	7,834,300

Income (Loss) from operations	(1,162,000)	(794,900)	(2,434,500)	(1,786,000)

Other income (expense):
Interest expense	(256,000)	(55,700)	(1,212,500)	(255,200)
Loss contingency	—	(48,000)	—	(48,000)
Other	40,000	(32,400)	34,100	(3,900)
Total non-operating expense, net	(216,000)	(136,100)	(1,178,400)	(307,100)

Net loss from continuing operations	(1,378,000)	(931,000)	(3,612,900)	(2,093,100)

Net income from discontinued operations	215,400	57,200	693,700	397,600
Gain recognized on sale of rail operations	2,672,900	—	2,672,900	—
Discontinued operations, net of tax	2,888,300	57,200	3,366,600	397,600

Net income (loss) before earnings from equity method joint ventures	1,510,300	(873,800)	(246,300)	(1,695,500)

Income from equity method joint ventures	—	—	—	15,700

Net income (loss)	1,510,300	(873,800)	(246,300)	(1,679,800)

Less: Net loss attributable to non-controlling interest	(23,900)	(83,600)	(115,100)	(223,100)
Net income (loss) attributable to SEER common stockholders	$1,534,200	$(790,200)	$(131,200)	$(1,456,700)

Net loss per share from continuing operations	$(.02)	$(.02)	$(.06)	$(.04)
Discontinued operations	$.05	$.00	$.06	$.01
Net income (loss) per share, basic and diluted	$.03	$(.02)	$ *	$(.03)
Weighted average shares outstanding – basic and diluted	55,457,053	54,525,079	54,902,947	54,263,765

11

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
Cash flows from operating activities:	2017	2016
Net loss	$(246,300)	$(1,695,500)
Income from discontinued operations	3,366,600	397,600
Net loss from continuing operations	(3,612,900)	(2,093,100)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts receivable	—	3,900
Depreciation and amortization	595,300	570,900
Stock-based compensation expense	94,000	84,000
Non-cash expense for interest, common stock issued for debt penalty	1,009,000	—
Non-cash expense for interest, warrants – accretion of debt discount	6,200	101,700
Non-cash expense for extension of warrants	83,600	—
Warrants issued for services	31,300	—
Stock issued in satisfaction of settlement	174,000	—
Gain on settlement	(102,300)	—
Gain on disposition of assets	—	(25,600)
Changes in operating assets and liabilities:
Accounts receivable	254,300	148,200
Costs in Excess of billings on uncompleted contracts	13,600	204,000
Prepaid expenses and other assets	160,500	(95,900)
Accounts payable and accrued liabilities	(278,700)	(361,400)
Billings in excess of revenue on uncompleted contracts	(490,700)	112,500
Deferred revenue	(127,900)	47,800
Payroll taxes payable	(1,300)	17,100
Net cash provided by operating activities	(2,192,000)	(1,285,900)
Cash flows from investing activities:
Insurance proceeds from property damage	—	59,000
Purchase of property and equipment	(240,800)	(177,300)
Purchase of intangibles	(15,500)	(37,500)
Proceeds from sale of discontinued operations, net of costs	2,285,500	—
Distributions for notes receivable	(300,000)	—
Net cash used in investing activities	1,729,200	(155,800)
Cash flows from financing activities:
Payments of notes and capital lease obligations	(980,900)	(559,600)
Payments of related party notes payable and accrued interest	—	(20,000)
Proceeds from convertible debt	—	250,000
Proceeds from short-term notes	750,000	400,000
Proceeds from exercise of warrants	—	25,000
Proceeds from warrant extensions	148,600	29,900
Proceeds from the sale of common stock and warrants, net of expenses	—	400,000
Net cash provided by (used in) financing activities	(82,300)	525,300
Net cash flows from discontinued operations	461,400	768,000
Net decrease in cash	(83,700)	(148,800)
Cash at the beginning of period	233,200	257,100
Cash at the end of period	$149,500	$142,300

Supplemental disclosures of cash flow information:
Cash paid for interest	$197,600	$207,600
Discount on convertible debt	$—	$4,900
Financing of prepaid insurance premiums	$438,300	$278,600
Issuance of common stock for other assets	$—	$720,000

12